Exhibit 99.1

700 LOUISIANA STREET SUITE 4300 HOUSTON, TEXAS 77002	FAX: 713 225-6475 TELEPHONE: 713 570-3200
PRESS RELEASE
Pioneer Announces the
Sale of a Facility in Tacoma, Washington
     Houston, Texas (January 5, 2006) — Pioneer Companies, Inc. (NASDAQ: PONR) announced that its U.S. operating subsidiary, Pioneer Americas LLC, has sold a site in Tacoma, Washington, that Pioneer Americas previously used as a terminal and chlor-alkali manufacturing facility. Pioneer Americas purchased the site in 1997 from an affiliate of Occidental Chemical Corporation. In March 2002, Pioneer terminated the site’s use as a chlor-alkali manufacturing facility because of increased power costs caused by the power crisis in the western United States, combined with declining regional demand for chlorine and caustic soda.
     The recent sale was to Mariana Properties, Inc., an affiliate of Occidental Chemical Corporation. While Pioneer did not receive a material amount of cash proceeds as consideration for the sale, the transaction will benefit Pioneer in the future since Mariana has assumed Pioneer’s environmental remediation obligations, if any, that arise from the historical use of the site. The transaction resulted in an approximate $4.5 million reduction in Pioneer’s environmental reserves, relating to the termination of Pioneer Americas’ previous obligation to assume any residual remediation activities not completed by Occidental Chemical Corporation by 2027.
     Pioneer Americas also owns and operates a bleach production and chlorine repackaging facility in Tacoma, which was not affected by the recent transaction.
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and other downstream manufacturing facilities in the United States and Canada.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact:	Gary Pittman
(713) 570-3200